Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
GenCorp Closes Amended and Restated
$200.0 million Credit Facility

SACRAMENTO, Calif. – November 21, 2011 – GenCorp Inc. (“GenCorp” or the “Company”) (NYSE: GY) today announced that it entered into an amended and restated $200 million credit facility.  The new credit facility amends and restates the Company’s prior credit agreement and, (i) extends the maturity date to November 18, 2016 (which date may be accelerated in certain cases); and (ii) replaces the existing revolving credit facility and credit-linked facility with a revolving credit facility in an aggregate principal amount of up to $150.0 million and a term loan facility in an aggregate principal amount of up to $50.0 million, among other things.

In general, borrowings under the new credit facility bear interest at a rate equal to the LIBOR plus 350 basis points (subject to downward adjustment), or the base rate as it is defined in the credit agreement governing the new credit facility.  In addition, the Company is charged a commitment fee of 50 basis points per annum on unused amounts of the revolving credit facility and 350 basis points per annum (subject to downward adjustment), along with a fronting fee of 25 basis points per annum, on the undrawn amount of all outstanding letters of credit.

The new credit facility is collateralized by a substantial portion of the Company’s tangible and intangible personal property and other assets, including the stock and assets of its material domestic subsidiaries that are guarantors of the facility. The Company’s real property located in California, including the real estate holdings of the Easton Development Company, LLC subsidiary are excluded from collateralization under the new facility. The Company is subject to certain limitations including the ability to incur additional debt, make certain investments and acquisitions, and make certain restricted payments, including stock repurchases and dividends. Additionally, the Company must maintain certain financial covenants.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

Contact information:
Investors: Kathy Redd, chief financial officer 916.355.2361
Media: Glenn Mahone, vice president, communications  202.302.9941